As filed with the Securities and Exchange Commission on September 7, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALGONQUIN POWER & UTILITIES CORP.
(Exact name of Registrant as specified in its charter)

Ontario, Canada	27-1190072
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

354 Davis Road, Suite 100
Oakville, Ontario, Canada L6J 2X1
(905) 465-4500
 (Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, New York, NY 10011
 (Name, address and telephone number of agent for service)

Copies to:

David Bronicheski Chief Financial Officer 354 Davis Road, Suite 100 Oakville, Ontario, Canada L6J 2X1 (905) 465-4500	John Gaffney, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue, 55th Floor New York, New York USA 10166 (212) 351-4000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)		Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee
Common Shares (no par value)	23,600,000	US$	10.245	US$	241,782,000	US$	30,101.86

(1)	Based on the average of the high (US$10.35) and low (US$10.14) prices of the common shares of Algonquin Power & Utilities Corp. on the New York Stock Exchange on September 4, 2018, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act.

If, as a result of stock splits, stock dividends, stock distributions or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

23,600,000 Common Shares

SHAREHOLDER DIVIDEND REINVESTMENT PLAN

This prospectus covers 23,600,000 common shares, without par value (the “Common Shares”), of Algonquin Power and Utilities Corp. (the “Corporation”, “Algonquin”, “we” or “us”), issuable under our amended and restated shareholder dividend reinvestment plan (the “Plan”), which provides holders of our Common Shares (each, a “shareholder”) with a simple and convenient method of investing cash distributions declared on our Common Shares.

Under the Plan, registered holders and beneficial owners of our Common Shares who reside in Canada or the United States may opt to reinvest cash dividends paid on Common Shares that are registered in the name of the participant or held in a participant’s account maintained under the Plan. Common Shares purchased under the Plan will, at our option, either be (i) existing shares purchased on the open market through the facilities of the Toronto Stock Exchange (“TSX”), the New York Stock Exchange (“NYSE”), or any other stock exchange on which the Common Shares may from time to time be listed and posted for trading or (ii) newly issued Common Shares purchased directly from us. If Common Shares are purchased on the open market, the price at which such Common Shares are purchased will be the average price paid by the Agent for Common Shares (the “Market Purchase Price”). If Common Shares are purchased directly from us upon reinvestment of cash dividends under the Plan, the price at which such Common Shares are purchased will be the greater of the volume weighted average trading price of the Common Shares of the Corporation on the TSX or NYSE during the five trading days immediately preceding the dividend payment date (the “Treasury Purchase Price”), less a discount, if any, of up to 5% at our election. If the Common Shares are purchased through a combination of both the open market and us, the price of the Common Shares will be the average of the Market Purchase Price and the Treasury Purchase Price, taking into consideration the percentage allocation between the two types of acquisitions (the “Combination Purchase Price” and, together with the Market Purchase Price and the Treasury Purchase Price, the “Average Market Price”). As of the date of this prospectus, the discount has been set by our board of directors (the “Board”) at 5%. If we alter or eliminate the discount, we will publish a press release notifying participants of such alteration or elimination. If Common Shares are purchased on the open market, the price at which such Common Shares are purchased will be the average of the price paid (excluding brokerage commissions, fees and transaction costs) per Common Share. We bear all administrative costs. Fees charged by some intermediaries for beneficial owners to become registered holders of the Common Shares will not be borne by us.

Our Common Shares are listed on both the TSX and the NYSE under the symbol “AQN”. On September 6, 2018, the closing price for our Common Shares on the TSX was C$13.92 and on the NYSE was US$10.58.

We currently pay a quarterly dividend of US$0.1282 per common share for a total annual dividend of US$0.5128 per common share. However, any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our cash flow from operations, financial condition, financial leverage, working capital requirements and investment opportunities, as well as general economic conditions and other factors deemed relevant by our board of directors.

We cannot estimate anticipated proceeds from the further sale of Common Shares under the Plan, which will depend on the market price of the Common Shares, the extent of shareholder participation in the Plan and other factors. We will not pay underwriting commissions in connection with the Plan but will incur estimated costs of approximately US$130,102 in connection with this offering.

The Plan was initially adopted by the Board on September 30, 2011. On August 10, 2017, the Board authorized the amendment of the Plan to, among other things, allow our U.S. resident shareholders to participate in the Plan. On June 7, 2018, the Board approved an increase to the number of shares issuable under the Plan. As of the date of this prospectus, there are 23,600,000 Common Shares available for issuance under the Plan.

Investing in our Common Shares involves risks. See “Risk Factors” and “Forward-Looking Information” on pages 2, 3 and 4 of this prospectus for a discussion of certain factors relevant to an investment in our Common Shares.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 7, 2018.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, we file reports with and furnish other information to the Securities and Exchange Commission (the “SEC”). Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. For example, the Corporation is exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

You may read and copy any document that we have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its web site at www.sec.gov for further information about the public reference room. The SEC’s Next-Generation Electronic Data Gathering and Retrieval, or EDGAR, system at www.sec.gov contains reports and other information about us and all public documents that we file electronically with the SEC.

We are also a reporting issuer in each of the provinces of Canada and are required to file through the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval, or SEDAR, the Canadian equivalent of the SEC’s EDGAR system, at www.sedar.com, periodic reports, including audited annual financial statements and unaudited quarterly financial statements, material change reports and management proxy circulars and related materials for annual and special meetings of our shareholders. In addition, substantially all of the disclosure materials that we file with the SEC are also available on SEDAR.

We have filed with the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form F-3 relating to the Plan of which this prospectus is a part. This prospectus does not contain all of the information set forth in such registration statement, and you should refer to the registration statement and its exhibits to read that information. For further information about us and our Common Shares, you are encouraged to refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the provisions of documents filed as exhibits are not necessarily complete, and in each instance reference is made to the copy so filed that is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. References to this prospectus, unless otherwise stated, include the documents incorporated by reference herein. The following documents, which we have filed with or furnished to the SEC are specifically incorporated by reference into this prospectus:

1.	Our Annual Report on Form 40-F for the fiscal year ended December 31, 2017, filed with the SEC on March 8, 2018 (the “2017 Annual Report”).
2.	Our Management Information Circular, relating to the annual meeting of our shareholders on June 7, 2018, furnished to the SEC on Form 6-K on May 17, 2018.
3.	Our Unaudited Interim Consolidated Financial Statements as at and for the six months ended June 30, 2018, together with the notes thereto, attached as Exhibit 99.1 to Form 6-K furnished to the SEC on August 10, 2018, as amended by our Current Report on Form 6-K furnished to the SEC on August 15, 2018.
4.	Our Management Discussion and Analysis of Financial Condition and Results of Operations as at and for the six months ended June 30, 2018, attached as Exhibit 99.2 to Form 6-K furnished to the SEC on August 10, 2018 (the “Interim MD&A”).
5.	Our Current Report on Form 6-K filed on August 10, 2018, containing the audited comparative consolidated financial statements of the Corporation as at and for the years ended December 31, 2017 and December 31, 2016, as reissued to reflect the change in reporting currency to the U.S. dollar, together with the auditors’ report thereon, and containing the Management’s Discussion and Analysis of the Corporation for the year ended December 31, 2017, as reissued to reflect the change in reporting currency to the U.S. dollar;

6.	Our Current Report on Form 6-K filed on September 7, 2018;
7.	The description of our Common Shares contained in our Registration Statement on Form 8-A, filed with the SEC on November 14, 2016.

All subsequent annual reports on Form 40-F filed by us pursuant to the Exchange Act prior to the termination of this offering will be incorporated by reference into this prospectus as of the date of the filing of such annual reports. In addition, we may incorporate by reference into this prospectus subsequent reports on Form 6-K that we furnish to the SEC prior to the termination of this offering to the extent we expressly provide therein.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus. Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

You may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless delivery of the exhibits is specifically requested. Requests should be directed to the Secretary of the Corporation at 354 Davis Road, Suite 100, Oakville, Ontario, Canada L6J 2X1 (telephone (905) 465-4500). Additionally, copies of such documents may be accessed through the “Investor Centre – Documents and Filings” section of our website at www.algonquinpower.com.

FORWARD-LOOKING INFORMATION

Certain statements in this Prospectus, other than statements of historical fact, contain “forward-looking information” within the meaning of applicable Canadian securities laws, or constitute “forward-looking statements” or “forward-looking information” within the meaning of applicable securities legislation, including the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) (collectively referred to herein as “forward-looking information” or “forward-looking statements”), concerning anticipated future events, results, circumstances, performance or expectations with respect to the Corporation, including its business operations, strategy and financial performance and condition. These forward-looking statements are provided for the purpose of assisting the reader in understanding the Corporation’s financial position and to present management’s current expectations and plans. Forward-looking statements include statements that are predictive in nature and include such words as “anticipates”, “believes”, “budget”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would”, and other similar terms.

The forward-looking statements contained herein are based on certain factors and assumptions, which include the receipt of applicable regulatory approvals and requested rate decisions; the absence of material adverse regulatory decisions being received and the expectation of regulatory stability; the absence of any material equipment breakdown or failure; availability of financing on commercially reasonable terms and the stability of credit ratings of the us and our subsidiaries; the absence of unexpected material liabilities or uninsured losses; the continued availability of commodity supplies and stability of commodity prices; the absence of sustained interest rate increases or significant currency exchange rate fluctuations; the absence of significant operational disruptions or liability due to natural disasters or catastrophic events; the continued ability to maintain systems and facilities to ensure their continued performance; the absence of a severe and prolonged downturn in general economic, credit, social and market conditions; the successful and timely development and construction of new projects; the absence of material capital project or financing cost overruns; sufficient liquidity and capital resources; the continuation of observed weather patterns and trends; the absence of significant counterparty defaults; the continued competitiveness of electricity pricing when compared with alternative sources of energy; the realization of the anticipated benefits of our acquisitions and joint ventures; the absence of a material change in political conditions or public policies and directions by governments materially negatively affecting us; the ability to obtain and maintain licenses and permits; the absence of a material decrease in market energy prices; the absence of material disputes with taxation authorities or changes to applicable tax laws; continued maintenance of information technology infrastructure and the absence of a material breach of cyber security; favourable relations with external stakeholders; and favourable labour relations. Inherent in the forward-looking statements are known and unknown risks, uncertainties and other factors beyond the Corporation’s ability to control or predict, that may cause the actual results, performance or achievements of the Corporation, or developments in the Corporation’s business or in its industry, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. Actual results or developments may differ materially from those contemplated by the forward-looking statements.

Factors which could cause results or events to differ from current expectations include, but are not limited to: changes in general economic, credit, social and market conditions; changes in customer energy usage patterns and energy demand; global climate change; the incurrence of environmental liabilities; natural disasters and other catastrophic events; the failure of information technology infrastructure and cybersecurity; the loss of key personnel and/or labour disruptions; seasonal fluctuations and variability in weather conditions and natural resource availability; reductions in demand for electricity, gas and water due to developments in technology; reliance on transmission systems owned and operated by third parties; issues arising with respect to land use rights and access to the Corporation’s facilities; critical equipment breakdown or failure; terrorist attacks; fluctuations in commodity prices; capital expenditures; reliance on subsidiaries; the incurrence of an uninsured loss; a credit rating downgrade; an increase in financing costs or limits on access to credit and capital markets; sustained increases in interest rates; currency exchange rate fluctuations; restricted financial flexibility due to covenants in existing credit agreements; an inability to refinance maturing debt on commercially reasonable terms; disputes with taxation authorities or changes to applicable tax laws; requirement for greater than expected contributions to post-employment benefit plans; default by a counterparty; inaccurate assumptions, judgments and/or estimates with respect to asset retirement obligations; failure to maintain required regulatory authorizations; changes to health and safety laws, regulations or permit requirements; failure to comply with and/or changes to environmental laws, regulations and other standards; compliance with new foreign laws or regulations; failure to identify attractive acquisition or development candidates necessary to pursue the Corporation’s growth strategy; delays and cost overruns in the design and construction of projects; loss of key customers; failure to realize the anticipated benefits of acquisitions; Atlantica or the Corporation’s joint venture with Abengoa acting in a manner contrary to the Corporation’s best interests; facilities being condemned or otherwise taken by governmental entities; increased external stakeholder activism adverse to the Corporation’s interests; and fluctuations in the price and liquidity of the Corporation’s Common Shares.

This list is not exhaustive of the factors and assumptions that may affect any of our forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors. See “Risk Factors”. Further information regarding these and other risk factors is included in the Corporation’s public filings with the SEC. See “Where You Can Find More Information.”

Although the Corporation has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. The forward-looking statements contained or incorporated by reference in this Prospectus are based on the beliefs, expectations and opinions of management as of the date hereof. We cannot assure you that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements or information. Accordingly, readers and investors should not place undue reliance on forward-looking statements or information. Forward-looking information or statements contained or incorporated herein by reference are made as of the date of this Prospectus or the document incorporated herein by reference, as applicable, and are based on the opinions and estimates of management on the date statements containing such forward looking information are made, and the Corporation disclaims any obligation to update any forward-looking statements or forward-looking information, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such forward-looking statements, except to the extent required by applicable law.

All forward-looking information in this Prospectus and in the documents incorporated herein by reference is qualified in its entirety by the above cautionary statements and, except as required by law, the Corporation undertakes no obligation to revise or update any forward-looking information as a result of new information, future events or otherwise.

THE CORPORATION

Algonquin Power & Utilities Corp. was originally incorporated under the Canada Business Corporations Act (the “Corporations Act”) on August 1, 1988 as Traduction Militech Translation Inc. Pursuant to the Articles of Amendment dated August 20, 1990 and January 24, 2007, the Corporation amended its articles to change its name to Société Hydrogenique Incorporée – Hydrogenics Corporation and Hydrogenics Corporation – Corporation Hydrogenique, respectively. Pursuant to a Certificate and Articles of Arrangement dated October 27, 2009, the Corporation, among other things, created a new class of common shares, transferred its existing operations to a newly formed independent corporation, exchanged new common shares for all of the trust units of Algonquin Power Co. and changed its name to Algonquin Power & Utilities Corp.

The head and principal office of the Corporation is located at 354 Davis Road, Suite 100, Oakville, Ontario, L6J 2X1.

RISK FACTORS

Before you decide to participate in the Plan and invest in our Common Shares, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 40-F and our Interim MD&A, incorporated by reference herein. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to Our Common Shares

Dividends are declared at the discretion of the Board and will not be declared and paid if not permitted by applicable law.

Holders of Common Shares are entitled to receive dividends if, as and when declared by our Board out of funds legally available for such payments. The Board may determine at any time to decrease or discontinue the payment of dividends by the Corporation. The Corporations Act provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would be after the payment of the dividend, unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital. Furthermore, holders of Common Shares may be subject to the prior dividend rights of holders of our preferred shares, if any, then outstanding.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you elect to reinvest your dividends and purchase additional Common Shares.

The price of our Common Shares may fluctuate between the time you decide to reinvest in Common Shares under the Plan and the time of the actual reinvestment. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you will be unable to terminate your participation in the Plan prior to a dividend payment date if your notice of termination in proper form is received by the plan agent fewer than five business days prior to the relevant dividend record date. If you decide to terminate your participation in the Plan and instruct the plan agent to sell your shares, you will not be able to direct the time and price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale. “Business Day” means any day on which the plan agent’s offices in the Province of Ontario, the TSX and each other stock exchange on which the Common Shares may from time to time be listed and posted for trading are generally open, but does not include a Saturday, Sunday, civic or statutory holiday in Toronto, Ontario.

The Corporation may amend, suspend or terminate the Plan at any time.

Under the Plan, we reserve the right to amend, suspend or terminate the Plan at any time, but any such action shall not have retroactive effect that would prejudice the interests of Plan participants. We will send written notice to participants of any amendment, suspension or termination. Any material amendment of the Plan will be subject to the prior approval of the TSX and The New York Stock Exchange and, to the extent applicable, any other stock exchange on which the Common Shares may from time to time be listed and posted for trading. If the Plan is terminated, the plan agent will remit to participants certificates registered in their name for whole Common Shares, together with the proceeds from the sale of any fractions of Common Shares. If the Plan is suspended, subsequent dividends on Commons Shares will be paid in cash.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of Common Shares that may be sold under the Plan or the prices at which such shares may be sold. The amount of the proceeds that we receive will depend upon the Average Market Price of the Common Shares, the extent of shareholder participation in the Plan and other factors. We intend to use any proceeds from the sale of Common Shares under the Plan for general corporate purposes.

AMENDED AND RESTATED SHAREHOLDER DIVIDEND REINVESTMENT PLAN

INTRODUCTION

This following summary and Questions & Answers provides information and details about the Corporation’s Plan. The summary provides highlights of the Plan and the Questions & Answers that follow provide further information you may want to know.

All capitalized terms used in the Introduction, Summary and Question & Answer sections are fully explained under the Defined Terms section of the Plan. Participants in the Plan are bound by the terms and conditions contained in the Plan, which is included later in this booklet.

Certain terms of the Plan may be amended from time to time. Participants in the Plan are advised to contact the Agent that oversees the Plan to find out about any amendments and their effects. In case of a difference between the information given in the Questions & Answers and the Plan, the provisions of the Plan will govern.

Shareholders and participants in the Plan should consult their tax advisers about the tax consequences which may result from their participation in the Plan.

SUMMARY

The Plan allows eligible holders of Common Shares (a “Participant”) to acquire additional Common Shares through the reinvestment of cash dividends paid on shareholdings (net of applicable withholding taxes), which are referred to as Plan Shares. Plan Shares will be purchased in the open market or will be issued by the Corporation at a discount of up to 5% from the Treasury Purchase Price, all as determined by the Corporation from time to time.

The main advantages of enrolling in the Plan are:

•	Automatic Investment: The convenience of having cash dividends (net of applicable withholding taxes) automatically reinvested in Common Shares instead of receiving cash dividends, net of applicable withholding taxes
•	Reduced Costs: The ability to purchase Common Shares without having to pay commissions, service charges, or brokerage fees
•	Reinvestment of your full net dividend amount: Full reinvestment of cash dividends (net of applicable withholding taxes) as the Plan allows fractions of Common Shares and cash dividends (net of applicable withholding taxes) on those fractions to be included in your account
•	Straightforward record keeping: Convenient tracking of your Plan Shares with quarterly statements

Any registered holder of Common Shares that is a resident of Canada or the United States may participate in the Plan.

Non-registered beneficial holders of Common Shares (i.e. Shareholders who hold their Common Shares through an intermediary, such as a securities broker or dealer, bank, trust company, financial organization or any other nominee) should consult with their intermediary to determine the procedures for participation in the Plan. The administrative practices of intermediaries may vary and accordingly the various dates by which actions must be taken and documentary requirements set out in the Plan may not be the same as those required by an intermediary. Some intermediaries may require non-registered beneficial shareholders to become registered shareholders in order to participate in the Plan. There may be a fee charged by some intermediaries for beneficial non-registered shareholders to become registered shareholders, which will not be paid for by the Corporation or the Agent.

QUESTIONS & ANSWERS

Highlights of the Reinvestment Plan are included in the series of questions and answers below. For full details of the Plan please refer to the official text of the Plan.

How do I enroll in the Plan to have my dividends reinvested?

If you are a registered Shareholder, you must complete, sign and return to the Agent an Enrolment Form in order to effect enrolment and participation in the Plan. Enrolment Forms may be obtained online on the websites of both the Agent and Algonquin, or by contacting the Agent directly (see Contact Information). Dividends on Common Shares that you elect to enrol in the Plan by means of the Enrolment Form (net of applicable withholding taxes) will be reinvested in the purchase of Common Shares. If your Common Shares are registered in different names, a separate Enrolment Form must be completed for each different registration.

If I hold my shares through a broker, dealer, bank, trust company, financial organization or any other nominee (i.e. I am a beneficial owner), am I eligible to participate in the Plan?

A person who is a beneficial owner of Common Shares who wishes to participate in the Plan must contact their respective securities broker or dealer, bank, trust company, financial organization or other nominee to request they instruct the registered Shareholder to take all actions necessary to become a Participant. If the registered Shareholder is unable to participate in the Plan, the beneficial owner of the Common Shares will be required to become a Shareholder of record by transferring such Common Shares into his or her own name. This will enable the beneficial owner to participate in the Plan as a registered holder.

I am not a resident of Canada or the United States. Am I eligible to participate in the Plan?

No. Shareholders resident outside of Canada or the United States are not entitled to participate in the Plan.

When should I send in my Enrolment Form to have Common Shares purchased for my account?

Any resident of Canada or the United States who is the registered holder of Common Shares may enrol in the Plan at any time by completing an Enrolment Form and returning it to the Agent. The effective date of enrolment and participation in the Plan will be the first Dividend Record Date immediately following receipt by the Agent of the completed and signed Enrolment Form, provided the Enrolment Form is received by the Agent at least five (5) Business Days prior to the Dividend Record Date. I f an Enrolment Form is received by the Agent less than five (5) Business Days prior to the Dividend Record Date for a particular dividend, that dividend will be paid to the Shareholder in the usual manner and participation in the Plan will commence as of the next applicable Dividend Record Date.

When and how are Common Shares purchased for my account?

On the Dividend Record Date each quarter, the Agent invests any cash dividends received in the purchase of Common Shares, after payment of applicable withholding taxes. These Common Shares are added to your account in the Plan.

What is the price of Common Shares purchased for the Plan?

The price of the Common Shares purchased for Participants under the Plan will be the average price paid by the Agent for all Common Shares acquired (excluding brokerage fees, commissions and transaction costs). If Plan Shares are to be issued from Treasury, the price will be the Treasury Purchase Price less a discount, if any, of up to five percent (5%), at Algonquin’s election.

Will I automatically receive certificates for Common Shares purchased?

No, certificates for Common Shares purchased under the Plan will not be issued to you unless specifically requested. The Plan Shares are held in an account for you and you will receive quarterly statements for your account.

May I vote the Common Shares held on my behalf under the Plan?

If you are a Participant that is a registered Shareholder under the Plan, you may vote your whole Plan Shares held by the Agent on your behalf, in the same manner as any other Common Shares of Algonquin, either by proxy or in person. The Agent will forward to you, as soon as practicable following receipt, any proxy solicitation materials provided by us. You cannot vote Plan Shares held by the Agent representing fractional interests.

If you are a Participant that is a beneficial owner, you should contact your intermediary to determine the procedures for voting your Plan Shares.

What happens if there is a rights offering?

If Algonquin makes available to its Shareholders rights to subscribe for Common Shares or other securities of Algonquin, rights certificates will be issued to you in respect of the whole Plan Shares held on your behalf under the Plan on the record date for such rights issue. Your rights based on fractional interests in Plan Shares will be sold together with the same rights of other Participants on a commingled basis by a registered stockbroker selected by the Agent (and not by Algonquin or you) and the proportionate net proceeds, after taking into account applicable brokerage commissions, will be remitted to you.

If you are a Participant that is a beneficial owner, you should contact your intermediary to determine how rights will be distributed to you in connection with any rights offering.

What happens if there is a stock dividend, stock split or consolidation?

If Common Shares of Algonquin are distributed pursuant to a share split or share dividend on Common Shares, such Common Shares received by the Agent or its nominee for Participants under the Plan will be retained by the Agent or its nominee and credited proportionately to the accounts of the Participants in the Plan. In the event of a consolidation of the Common Shares, the number of Common Shares credited to a Participant’s account will be adjusted by the Agent to account for the effect of such consolidation of the Common Shares.

What information will I receive as a Participant in the Plan?

An account will be maintained by the Agent for each Participant in the Plan and a statement will be mailed to each Participant quarterly. The statements will be the Participant’s continuing record of purchases made and Plan Shares issued or acquired under the Plan and should be retained for income tax purposes. In addition, the Agent will annually send to each Participant the appropriate information for tax reporting purposes.

Note: The Corporation has not and will not provide income tax advice to any Participant on his or her participation in the Plan. Accordingly, Participants should consult their own tax advisor with respect to their particular circumstances.

How do I terminate or stop participating in the Plan?

Participation in the Plan may be terminated by a Participant at any time by giving written notice to the Agent. Terminating participation will not prevent you from participating in the Plan at a later date. When participation in the Plan is terminated, the Participant will receive a certificate for the whole Plan Shares held in the account and a cash payment for any fractional Plan Shares.

Can I sell shares held in the Plan once I stop participation?

Upon termination, a Participant may request in writing that the Agent arrange for the sale of Plan Shares by a registered stockbroker selected by the Agent on behalf of the Participant. Upon receipt of a written request, the Agent will arrange for the sale of Plan Shares. Proceeds of the sale, less brokerage fees or commissions payable on the sale, will be forwarded by the Agent by cheque to the Participant. Sales of Plan Shares will be completed by the Agent on a best efforts basis and the Agent is not responsible for selling at a particular price, at a particular time or at all.

Should you have any further questions regarding the Plan, please contact the Agent or Algonquin at one of the numbers listed below:

Agent	Telephone:	1-800-387-0825 416-682-3860 (Toronto)

AST Trust Company (Canada)	Fax:	1-888-249-6189
P.O. Box 700	Web:	https://www.astfinancial.com/ca-en
Station B	Email:	inquiries@astfinancial.com
Montreal, Quebec H3B 3K3

Algonquin Power & Utilities Corp.	Telephone:	905-465-4500
Suite 100 - 354 Davis Road	Web:	www.algonquinpower.com
Oakville, Ontario L6J 2X1	Email:	InvestorRelations@APUCorp.com
Attn: Investor Relations

CERTAIN MATERIAL INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

THE FOLLOWING SUMMARY OF TAX CONSEQUENCES IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR PARTICIPANT. IT IS THE RESPONSIBILITY OF PARTICIPANTS IN THE PLAN TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN IN THEIR RESPECTIVE COUNTRY OF RESIDENCE IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to Participants in the Plan who, for purposes of the Income Tax Act (Canada) and the regulations thereunder (the “Act”) and at all relevant times, hold their Common Shares (and will hold their Plan Shares) as capital property, and deal at arm’s length and are not affiliated with Algonquin. Certain Participants resident in Canada whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Act to have their Common Shares (including Plan Shares) and every “Canadian security” (as defined in the Act) owned by such Participant in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

This summary is based on the current provisions of the Act in force as of the date hereof, all specific proposals to amend the Act publicly announced by the Department of Finance prior to the date hereof (the “Tax Proposals”), and on an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency made publicly available prior to the date hereof. No assurance can be provided that the Tax Proposals will be enacted as currently proposed or at all. This summary does not, except for the Tax Proposals, take into account or anticipate any changes in law or in administrative policy or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account any provincial, territorial or foreign tax legislation or considerations. This summary is of a general nature only and is not intended to be, nor should it be construed to be, advice to any particular Participant.

This summary does not apply to a Participant: (i) that is subject to “mark-to-market” rules relating to securities held by certain “financial institutions” as defined for purposes of those rules; (ii) an interest in which is a “tax shelter investment” as defined in section 143.2 of the Act; (iii) that is a “specified financial institution” as defined in the Act; (iv) that makes the functional currency reporting election in accordance with the provisions of the Act in that regard; or (v) that has entered or will enter into a “derivative forward agreement” or “dividend rental arrangement” (as those terms are defined in the Act) in respect of Common Shares.

This summary does not address the possible application of the “foreign affiliate dumping” rules in section 212.3 of the Act to a Participant that (i) is a corporation resident in Canada and (ii) is or becomes (or does not deal at arm’s length for purposes of the Act with a corporation resident in Canada that is or becomes) as part of a transaction or event or series of transactions or events that includes the acquisition of Common Shares and Plan Shares, controlled by a non-resident corporation for purposes of such rules. Such Participants should consult their own tax advisors with respect to the possible application of these rules.

Foreign Exchange

For the purposes of the Act, all amounts expressed in a currency other than Canadian dollars relating to the acquisition, holding or disposition of a Common Share or Plan Share, including dividends, adjusted cost base and proceeds of disposition, must be determined in Canadian dollars using the appropriate rate of exchange in accordance with the detailed rules in the Act in that regard.

Residents of Canada

This portion of the summary applies to a Participant who, at all relevant times for purposes of the Act, is, or is deemed to be, resident in Canada.

Tax on Dividends

Participants in the Plan will be required to include in their income for purposes of the Act all dividends which are applied to purchase Plan Shares under the Plan and will otherwise recognize the same tax consequences with respect to such dividends as they would if such amount had been received by them directly from Algonquin in cash.

For example, in the case of a Participant who is an individual (including certain trusts), dividends will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received by individuals from taxable Canadian corporations. Dividends received by a corporation will generally be deductible in computing its taxable income. In certain curcumstances, subsection 55(2) of the Tax Act may treat a taxable dividend received by a Participant that is a corporation as proceeds of disposition or a capital gain, and, in the case of a Participant that is a “private corporation” or a “subject corporation” (both as defined in the Act), a refundable tax may apply to the amount of the dividend that is deductible. The fact that dividends are reinvested pursuant to the Plan does not affect the taxability of dividends to the Participant nor the status of any dividend as an “eligible dividend” under the Act.

Discount on Treasury Purchase

Algonquin may, in its sole discretion, permit the issuance of Plan Shares in the case of a Treasury Purchase at a discount to the Treasury Purchase Price (the “Discounted Treasury Purchase Price”). Based on the Canada Revenue Agency’s administrative policy, such purchase by a Participant of Plan Shares from the reinvestment of cash dividends at the Discounted Treasury Purchase Price should not result in a taxable benefit for purposes of the Act provided that the discount is no greater than 5%.

Cost Amount

For the purposes of the Act, the cost to a Participant of the Plan Shares acquired under the Plan will be the amount paid for the Plan Shares by the Agent. For purposes of computing the adjusted cost base of the Plan Shares to the Participant, the Participant will be required to average the cost of the Plan Shares with the adjusted cost base of any other Common Shares (including previously acquired Plan Shares) then owned by the Participant as capital property in accordance with the provisions of the Act in that regard.

Common Shares

A Participant who disposes of Common Shares, including Plan Shares acquired under the Plan, will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of the Common Shares exceed (or are exceeded by) the aggregate of the adjusted cost base of the Common Shares disposed of by the Participant and any reasonable costs of disposition.

In certain circumstances, a capital loss realized by a Participant that is a corporation may be reduced by the amount of any taxable dividends received (or deemed to have been received) by such Participant from Algonquin on the Common Shares (including taxable dividends received on Plan Shares). Analogous rules apply where the Participant is a trust or partnership of which a corporation, partnership or trust is a beneficiary or member. Participants to whom these rules may be relevant should consult their own tax advisors.

Cash received in lieu of a fractional Plan Share upon termination of participation in the Plan will be considered proceeds of disposition for such fractional Plan Share. Accordingly, the Participant will be required to recognize any resulting capital gain or capital loss in respect of such fractional Plan Share at the time such cash is received. A Participant will not realize any taxable income on receipt of a certificate for whole Common Shares in his, her or its account, whether upon request for such certificate from the Participant’s account, upon termination of participation of that Participant or upon termination of the Plan by Algonquin. The tax treatment of dividends on Common Shares, including Plan Shares acquired under the Plan, is discussed in greater detail above under “Tax on Dividends”.

Capital Gains

One-half of any capital gain (a “taxable capital gain”) realized by a Participant is included in computing income and one-half of a capital loss (an “allowable capital loss”) realized by a Participant generally must be deducted against taxable capital gains in accordance with the provisions of the Act. Any excess of allowable capital losses over taxable capital gains in a taxation year may be deducted against net taxable capital gains realized by the Participant in any of the three preceding taxation years or any subsequent taxation year in accordance with the detailed provisions of the Act. A Participant that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Act) may be subject to an additional refundable tax on aggregate investment income, which includes an amount in respect of taxable capital gains.

Alternative Minimum Tax

In general terms, taxable dividends from taxable Canadian corporations and taxable capital gains realized by Participants may increase the Participant’s liability for alternative minimum tax.

Non-Residents of Canada

This portion of the summary applies to a Participant who, at all relevant times and for purposes of the Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada, and who does not use or hold and is not deemed to use or hold Common Shares (including Plan Shares) in carrying on business in Canada (a “Non-Resident Participant”). In addition, this portion of the summary does not apply to a Non-Resident Participant that is an insurer which carries on an insurance business in Canada and elsewhere or to an “authorized foreign bank” (as defined in the Act). Such Non-Resident Participants should consult their own tax advisors.

Tax on Dividends

Any dividends paid or credited to the Plan Agent in respect of a Non-Resident Participant’s Common Shares or Plan Shares will be subject to a non-resident withholding tax for Canadian income tax purposes at the rate of 25% of the gross amount of such dividend, unless the rate is reduced under the provisions of an applicable income tax treaty or convention between Canada and the Non-Resident Participant’s country of residence. For example, under the provisions of the Canada-United States Income Tax Convention (1980), as amended (the “Canada-US Treaty”), where the Non-Resident Participant is a US resident that is fully entitled to the benefits of the Canada-US Treaty, the rate of Canadian withholding tax will generally not exceed 15% of the gross dividend amount.

Non-Resident Participants will be able to reinvest only the net amount of any dividends, after withholding tax, in new Plan Shares.

Non-Resident Participants may be liable for additional tax on dividends paid on Common Shares (including Plan Shares) held in their Plan account in their respective countries of residence.

Algonquin may, in its sole discretion, permit the issuance of Plan Shares in the case of a Treasury Purchase at a Discounted Treasury Purchase Price. Based on the Canada Revenue Agency’s administrative policy, such purchase by a Non-Resident Participant of Plan Shares from the reinvestment of cash dividends at the Discounted Treasury Purchase Price should not result in a taxable benefit for purposes of the Act provided that the discount is no greater than 5%.

Capital Gains

A Non-Resident Participant will not be subject to Canadian income tax under the Act on any capital gain realized on the disposition or deemed disposition of Common Shares (including Plan Shares) unless at the time of disposition such shares constitute “taxable Canadian property” and are not “treaty-protected property” of the Non-Resident Participant, all within the meaning of the Act.

Generally, a Common Share (including a Plan Share) will not constitute taxable Canadian property for a Non-Resident Participant at a particular time provided that such share is listed at that time on a designated stock exchange (which currently includes the Toronto Stock Exchange and the New York Stock Exchange) unless at any particular time during the 60-month period that ends at that time both (1) the Non-Resident Participant, persons with whom the Non-Resident Participant did not deal at arm’s length, partnerships in which the Non-Resident Participant or a non-arm’s length person holds a membership interest directly or indirectly through one or more partnerships, or the Non-Resident Participant together with all such persons and partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Algonquin, and (2) more than 50% of the fair market value of such share was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Act), (iii) “timber resource properties” (as defined in the Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing items, whether or not such property exists. Notwithstanding the foregoing, in certain circumstances as set out in the Act, a Common Share (including a Plan Share) could be deemed to be taxable Canadian property.

A Common Share (including a Plan Share) will be treaty-protected property to a Non-Resident Participant if, under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Participant is resident, the Non-Resident Participant is exempt from tax under Part I of the Act on the gain realized on the disposition of such share.

In the event that Common Shares (including Plan Shares) constitute taxable Canadian property and not treaty-protected property to a particular Non-Resident Participant, the tax consequences as described above under

“Certain Canadian Federal Income Tax Considerations—Residents of Canada—Common Shares” and “Certain Canadian Federal Income Tax Considerations—Residents of Canada—Capital Gains” will generally apply. Non-Resident Participants whose Shares may constitute taxable Canadian property should consult with their own tax advisors for advice having regard to their own particular circumstances.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is general summary of certain material U.S. federal income tax consequences which may be applicable to a U.S. Holder (as defined below) of Common Shares that participates in the Plan. As used in this summary, the term “U.S. Holder” means a beneficial owner of a Common Share that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation or other entity taxable as a corporation organized under the laws of the U.S. or any political subdivision thereof (including the District of Columbia); (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (1) the administration of which is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of Common Shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of such partner and upon the activities of the partnership. Any partner of a pass-through entity holding Common Shares is urged to consult its own tax advisor.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, the Canada-US Treaty and judicial and administrative interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to differing interpretations or change (possibly with retroactive effect), and any such differing interpretation or change may result in U.S. federal income tax consequences to a U.S. Holder that are materially different from those described below. No rulings from the U.S. Internal Revenue Service (the “IRS”) have been or will be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below.

This summary does not purport to be a full description of all U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder’s particular circumstances and only addresses U.S. Holders that hold Common Shares as capital assets within the meaning of Section 1221 of the Code. Furthermore, this summary does not address the U.S. federal income tax considerations applicable to U.S. Holders subject to special rules, such as (i) certain financial institutions, real estate investment trusts, regulated investment companies or insurance companies; (ii) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (iii) traders in securities that elect to use a mark-to-market method of accounting; (iv) dealers in securities or currencies; (v) persons holding Common Shares in connection with a hedging transaction, “straddle”, conversion transaction, constructive sale or other integrated transaction; (vi) persons that own directly, indirectly or constructively ten percent or more, by vote or value, of the outstanding equity interests of Algonquin; (vii) persons that acquired the Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons subject to the alternative minimum tax; (x) U.S. expatriates and (xi) pass-through entities and investors in pass-through entities. In addition, this discussion does not include any description of any estate and gift tax consequences, or the tax laws of any state, local, non-U.S. or other government that may be applicable.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Shares (including Plan Shares) and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences, the non-U.S. tax consequences and the non-tax consequences of the acquisition, ownership and disposition of Common Shares.

Acquisition of Common Shares Pursuant to the Plan

The following discussion is subject to the rules described below under the heading “Passive Foreign Investment Company Status.”

If a U.S. Holder acquires Plan Shares through a Treasury Purchase, such U.S. Holder will be treated as receiving a distribution in an amount equal to the sum of (i) the fair market value of Plan Shares acquired through the Treasury Purchase and (ii) the U.S. dollar amount of any Canadian taxes withheld with respect to the distribution. A U.S. Holder’s tax basis for Plan Shares acquired through a Treasury Purchase generally will equal the fair market value of such Plan Shares on the dividend payment date, and such U.S. Holder’s holding period for the Plan Shares will begin on the day after the dividend payment date.

If a U.S. Holder acquires Plan Shares through a Market Purchase, such U.S. Holder will be treated, for U.S. federal income tax purposes, as receiving a distribution in an amount equal to the sum of (i) the cash dividend paid by Algonquin (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions or other related charges paid by Algonquin that are allocable to the Plan Agent’s purchase of Common Shares on behalf of such U.S. Holder. The amount of such distribution to a U.S. Holder (reduced by any Canadian tax withheld from such distribution) will be such U.S. Holder’s tax basis in the Plan Shares purchased. A U.S. Holder’s holding period for these Plan Shares will begin on the day following the date of purchase.

The gross amount of any such distribution (including any Canadian taxes withheld therefrom) generally should be included in the gross income of a U.S. participant as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits of Algonquin, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds Algonquin’s current and accumulated earnings and profits for a taxable year, the distribution would be treated as a tax-free return of capital to the extent of the U.S. participant’s adjusted tax basis in the Common Shares. To the extent that such distribution exceeds the U.S. participant’s adjusted tax basis, it would be treated as capital gain. Such capital gain would be long-term capital gain if the U.S. Holder’s holding period in the Common Shares exceeds one year as of the date of distribution. Otherwise, such capital gain would be short-term capital gain. Long-term capital gain of a non-corporate U.S. Holder is generally eligible for reduced rates of taxation. Algonquin does not intend to maintain calculations of earnings and profits in a manner necessary to enable U.S. participants to determine the extent to which a distribution would be treated as a dividend. Each U.S. Holder should therefore assume that any distribution by Algonquin with respect to the Common Shares will constitute dividend income.

If Common Shares are readily tradable on an established U.S. securities market within the meaning of the Code or if Algonquin is eligible for benefits under the Canada-US Treaty, and if certain holding period and other requirements are met (including, without limitation, the requirement that Algonquin not be classified as a passive foreign investment company (“PFIC”)), dividends received by non-corporate U.S. Holders will generally be “qualified dividend income” to such U.S. Holders. Qualified dividend income received by a non-corporate U.S. Holder (including an individual) from Algonquin will generally be subject to U.S. federal income tax at preferential income tax rates. Dividends received by corporate U.S. Holders generally will not be eligible for the “dividends received deduction.” The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned passive income, including, among other things, dividends and capital gains relating to Common Shares, subject to certain limitations and exceptions.

Withdrawal, Termination and Disposition of Common Shares

A U.S. Holder will not realize any taxable income upon withdrawal from or termination of the Plan for the whole Common Shares credited to the U.S. Holder’s account. A U.S. Holder will generally recognize gain or loss upon the sale or exchange of Common Shares and upon receipt of cash payments for fractional shares credited to such U.S. Holder’s account upon withdrawal from or termination of the Plan. The amount of such gain or loss will generally be equal to the difference (if any) between (i) the U.S. dollar value of the amount realized for Common Shares or fraction thereof and (ii) the U.S. Holder’s adjusted tax basis in the Common Shares or fraction thereof. Subject to the PFIC discussion below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Shares is more than one year at the time of the sale or exchange.

Otherwise, such gain or loss would be short-term capital gain or loss. Capital gains of non-corporate taxpayers on assets held for more than one year are generally subject to preferential rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Status

In general, Algonquin will be a PFIC for United States federal income tax purposes in any taxable year if (after taking into account the income and assets of Algonquin and certain of its subsidiaries) 75% or more of its gross income is passive income, or at least 50% of the average value of its assets is attributable to assets held for the production of, or that produce, passive income. For this purpose, “passive income” generally includes, among other things, interest, dividends, rents, royalties, certain gains from the sale of stock and securities and certain gains from commodities transactions.

PFIC status is determined on an annual basis. Algonquin does not expect to be a PFIC for the taxable year ending December 31, 2018. The determination of whether the Algonquin is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and will depend on the composition of the Corporation’s income, expenses and assets from time to time and the nature of its activities. PFIC classification is factual in nature, and generally cannot be determined until the close of the taxable year in question. Consequently, there can be no assurances regarding the PFIC status of Algonquin for its current or any future taxable year. If a U.S. participant owns Common Shares during a taxable year in which Algonquin is a PFIC, the PFIC rules generally will apply to a participant thereafter, even if in subsequent taxable years Algonquin no longer meets the test described above to be treated as a PFIC. No ruling will be sought from the IRS regarding whether Algonquin is a PFIC.

In general, if Algonquin were to be treated as a PFIC, certain adverse rules would apply to dividends received from Algonquin and to dispositions of Common Shares (potentially including dispositions that would not otherwise be taxable), including taxation at maximum ordinary income tax rates plus an interest charge on both gain from the sale of the Common Shares and certain distributions paid by Algonquin. In addition, in any year in which Algonquin is a PFIC, a U.S. Holder generally must file an annual return on IRS Form 8621, which describes the income received (or deemed to be received in the event the U.S. participant makes certain elections (to the extent available)) from Algonquin, any gain realized on a disposition of common shares and certain other information.

U.S. Holders are urged to consult their tax advisors about the PFIC rules in connection with their holding of Common Shares, including potential elections that may be available to mitigate some of the adverse consequences relating to PFIC status.

Foreign Tax Credits

Any Canadian tax withheld with respect to distributions on, or proceeds from disposition of, Common Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Holder’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Common Shares will be foreign-source income and will be “passive category income” or “general category income” for purposes of computing the foreign tax credit allowable to a U.S. Holder, and gain recognized on the sale of Common Shares will generally be treated as U.S. source for such purposes. Because of the complexity of those limitations, each U.S. Holder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

Foreign Currency Gains and Losses

The amount of any dividend, or proceeds, paid or treated as paid in Canadian dollars to a U.S. Holder in connection with participation in the Plan or the ownership or disposition of Common Shares will be included in the gross income of the U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date the payment is includible in income for U.S. federal income tax purposes, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars are not converted into U.S. dollars on the date they are included in income, a U.S. Holder will have a basis in the Canadian dollars equal to their U.S. dollar value on such date. Any U.S. Holder that receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that will be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.

U.S. Information Reporting and Backup Withholding

Under some circumstances, a U.S. Holder may be subject to U.S. information reporting and backup withholding tax on distributions paid on Common Shares or from the disposition of Common Shares. Information reporting and backup withholding will not apply, however, to a U.S. Holder that is exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies on a Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide the correct taxpayer identification number on Form W-9 or any successor form may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability if the required information is timely furnished to the IRS.

Certain United States Holders who are individuals and who hold certain specified foreign assets in excess of $50,000 (or such higher amount as the IRS may prescribe) may be required to provide information relating to Common Shares, subject to certain exceptions. U.S. Holders are urged to consult their tax advisors regarding their reporting requirements.

PLAN OF DISTRIBUTION

We will distribute Common Shares purchased under the Plan as described in this prospectus. The plan agent will assist in the identification of shareholders, execute transactions in the Common Shares pursuant to the Plan and provide other related services, but will not be acting as an underwriter with respect to our Common Shares sold under the Plan. You will pay no brokerage commissions or trading or transaction fees on Common Shares purchased through the Plan with reinvested dividends or optional cash payments. However, you may be responsible for other fees and expenses, including brokerage commissions and trading and transaction fees, if you request that your Common Shares that are subject to the Plan be sold upon termination of your participation in the Plan.

Persons who acquire our Common Shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which such person would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of Common Shares so purchased.

Our major shareholders, directors, officers and members of our management, supervisory or administrative bodies may participate in the Plan, subject to our discretion to restrict participation in the Plan as described under “The Amended and Restated Shareholder Dividend Reinvestment”. Enrollment and participation in the Plan by insiders and employees will be subject to our insider trading policy.

From time to time, financial intermediaries, including brokers and dealers and other persons, may engage in positioning transactions in order to benefit from any discounts to the market price applicable to Common Shares purchased pursuant to the reinvestment of dividends under the Plan. Those transactions may cause fluctuations in the trading price and volume of our Common Shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of our Common Shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

CAPITALIZATION AND INDEBTEDNESS

There have not been any material changes in the share, loan capital and indebtedness of the Corporation since June 30, 2018, the date of the Corporation’s most recently filed financial statements.

DESCRIPTION OF COMMON SHARES

Description of the Common Shares

The authorized share capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of preferred shares issuable in one or more series. As of September 6, 2018, there are 473,873,258 Common Shares, 4,800,000 Series A Preferred Shares (the “Series A Preferred Shares”), 100 Series C Preferred Shares (the “Series C Preferred Shares”), and 4,000,000 Series D Preferred Shares outstanding (the “Series D Preferred Shares”, and together with the Series A Preferred Shares and the Series C Preferred Shares, the “Preference Shares”).

The holders of Common Shares are entitled to dividends if, as and when declared by the board of directors of the Corporation, to one vote per share at meetings of the holders of Common Shares and upon liquidation, dissolution or winding up of the Corporation to receive pro rata the remaining property and assets of the Corporation.

The Corporation currently pays a quarterly dividend of US$0.1282 per Common Share for a total annual dividend of US$0.5128 per Common Share. However, any future determination to pay dividends will be at the discretion of the Corporation’s board of directors and will be dependent upon the Corporation’s earnings, capital requirements and financial position, as well as general economic conditions and other factors deemed relevant by the Corporation’s board of directors.

The Corporation has adopted a shareholder rights plan as amended, restated and continued as of June 9, 2016 and approved by shareholders on June 9, 2016. A copy of the shareholder rights plan has been filed with the securities regulatory authority in each of the provinces of Canada and is available electronically at www.sedar.com. For additional information on the shareholder rights plan, see “Shareholders’ Rights Plan” in the 2017 Annual Report.

Trading History

The following table sets forth the annual high and low market prices for our Common Shares on the TSX and the NYSE for the five most recent full financial years:

	TSX (C$)		NYSE (US$)(1)
	High	Low	High	Low
2013	8.33	5.96	—	—
2014	10.25	7.04	—	—
2015	11.35	7.50	—	—
2016	12.45	10.30	8.92	7.75
2017	14.40	11.15	8.33	11.34
(1)	The Common Shares commenced trading on the NYSE on November 29, 2016.

The following table sets forth the quarterly high and low market prices for our Common Shares on the TSX and the NYSE for the two most recent full financial years and any subsequent period:

	TSX (C$)		NYSE (US$)(1)
	High	Low	High	Low
2016
First Quarter	12.01	10.30	—	—
Second Quarter	12.05	10.58	—	—
Third Quarter	12.45	11.65	—	—
Fourth Quarter	11.98	10.47	8.92	7.75

2017
First Quarter	12.98	11.15	10.18	8.33
Second Quarter	14.35	12.57	10.80	9.38
Third Quarter	13.83	12.90	11.21	9.98
Fourth Quarter	14.40	12.99	11.34	10.13

2018
First Quarter	14.04	12.51	11.18	9.66
Second Quarter	12.99	12.18	10.18	9.47
(1)	The Common Shares commenced trading on the NYSE on November 29, 2016.

The following table sets forth the monthly high and low market prices for our Common Shares on the TSX and the NYSE for the most recent six months:

	TSX (C$)		NYSE (US$)(1)
	High	Low	High	Low
2018
March	13.20	12.51	10.35	9.66
April	12.89	12.18	10.13	9.59
May	12.99	12.25	10.18	9.53
June	12.95	12.31	9.88	9.47
July	13.17	12.45	9.94	9.45
August	13.64	12.66	10.46	9.74
(1)	The Common Shares commenced trading on the NYSE on November 29, 2016.

On September 6, 2018, the closing price of the Common Shares was C$13.92 on the TSX and US$10.58 on the NYSE. The registrar and transfer agent for the Common Shares in Canada is CST Trust Company at its principal office in Montreal, Quebec and in the United States is AST Trust Company at its principal office in Brooklyn, New York.

EXPENSES

The expenses in connection with the issuance and distribution of the Common Shares being offered are as follows:

SEC registration fee	US$	30,101.86
Legal fees and expenses*	US$	50,000
Accounting fees and expenses*	US$	50,000
Total	US$	130,101.86
*	Estimated

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES IN THE UNITED STATES

The Corporation is incorporated under the laws of Canada and its registered and head office is in Canada. Most of the Corporation’s directors and officers are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of the Corporation’s assets, are located outside the U.S. The Corporation has appointed an agent for service of process in the U.S. but it may be difficult for holders of Securities who reside in the U.S. to effect service within the U.S. upon the Corporation or those directors and officers who are not residents of the U.S. Investors should not assume that a Canadian court would enforce a judgment of a U.S. court obtained in an action against the Corporation or such other persons predicated on the civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the U.S. or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the U.S. federal securities laws or any such state securities or “blue sky” laws. We have been advised by our Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Blake, Cassels & Graydon LLP, however, that there is a substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

The Corporation has appointed CT Corporation System as its agent for service of process in the U.S. in connection with any investigation or administrative proceeding conducted by the Commission, and any civil suit or action brought against or involving the Corporation in a U.S. court arising out of or relating to or concerning an offering of Securities under this Prospectus.

Masheed Saidi, Dilek Samil, Melissa Barnes and D. Randy Laney, directors of the Corporation, each reside outside of Canada. Each of Ms. Saidi, Ms. Samil, Ms. Barnes and Mr. Laney has appointed Algonquin Power & Utilities Corp., 354 Davis Road, Suite 100, Oakville, Ontario, L6J 2X1 as his or her agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

INDEMNIFICATION

Under the Corporations Act, a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to the individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify the individual, and any advance must be repaid by the individual, unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty the individual had reasonable grounds for believing that the individual’s conduct was lawful. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnification or advances from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of a civil, criminal, administrative, investigative or other proceeding to which he is subject by reason of being or having been a director or officer of the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

In accordance with and subject to the CBCA, the by-laws provide that the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or at the Corporation’s request on behalf of any such body corporate), and such director or officer’s heirs and legal representatives, to the extent permitted by the CBCA, as set forth above.

The Corporation’s bylaws also provide that the Corporation’s directors and officers will be indemnified in connection with civil, criminal or administrative action or proceeding to which such director or officer is made a party by reason of being or having been a director or officer, to the fullest extent permitted by the Canada Business Corporations Act. Accordingly, the Corporation has entered into indemnification agreements with each of its directors and executive officers providing such individuals with rights to indemnification and expense advancement to the fullest extent permitted under law. The Corporation also maintains directors’ and officers’ liability insurance which insures the Corporation’s directors and officers and our subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement, certain legal matters in connection with the Securities offered hereby will be passed upon by Blake, Cassels & Graydon LLP on behalf of the Corporation with respect to Canadian legal matters, and by Gibson, Dunn & Crutcher LLP on behalf of the Corporation with respect to U.S. legal matters.

EXPERTS

The consolidated financial statements of the Corporation, incorporated by reference in this prospectus from the Corporation’s Current Report on Form 6-K filed on August 10, 2018, and the effectiveness of Corporation’s internal control over financial reporting as at December 31, 2017 included in the Current Report on Form 6-K filed on August 10, 2018 have been audited by Ernst & Young LLP (“EY”), an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing. The address of EY is 100 Adelaide Street West, PO Box 1, Toronto ON M5H 0B3.

The consolidated financial statements of Atlantica Yield plc incorporated in this prospectus by reference from Exhibit 99.3 of Algonquin Power & Utilities Corp.’s Form 6-K dated September 7, 2018, have been audited by Deloitte, S.L. an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

The description of the indemnification provisions relating to officers and directors under the caption “Indemnification” in Part I of this document is incorporated by reference herein.

Item 9.	Exhibits

The following exhibits have been filed as part of this Registration Statement:

Exhibit Number	Description
4.1	Amended and Restated Shareholder Dividend Reinvestment Plan of Algonquin Power & Utilities Corp. (incorporated by reference to Exhibit 4.1 of the Corporation’s Form F-3D filed on August 18, 2017).
5.1	Opinion of Blake, Cassels & Graydon LLP as to the validity of the Common Shares to be registered.
8.1	Opinion of Gibson, Dunn & Crutcher LLP as to U.S. federal tax matters.
8.2	Opinion of Blake, Cassels & Graydon LLP as to Canadian tax matters (included in Exhibit 5.1).
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Deloitte, S.L.
23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.1).
23.4	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages of this Registration Statement).
Item 10.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20–F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5)	That, for the purpose of determining liability under the Securities Act to any purchaser: if the Corporation is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(7)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Oakville, Province of Ontario, Canada, on this 7th day of September, 2018.

ALGONQUIN POWER & UTILITIES CORP.

By:	/s/ David Bronicheski
	Name:	David Bronicheski
	Title:	Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ian Robertson, Chief Executive Officer and David Bronicheski, Chief Financial Officer, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities indicated below and on this 7th day of September, 2018:

Signature	Title	Date

/s/ Ian Robertson	Chief Executive Officer and Director (Principal Executive Officer)	September 7, 2018
Ian Robertson

/s/ David Bronicheski	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 7, 2018
David Bronicheski

/s/ Kenneth Moore	Director, Chair of the Board	September 7, 2018
Kenneth Moore

/s/ Christopher J. Ball	Director	September 7, 2018
Christopher J. Ball

/s/ Christopher K. Jarratt	Director	September 7, 2018
Christopher K. Jarratt

/s/ D. Randy Laney	Director	September 7, 2018
D. Randy Laney

/s/ Masheed Saidi	Director	September 7, 2018
Masheed Saidi

/s/ Dilek L. Samil	Director	September 7, 2018
Dilek L. Samil

/s/ Melissa Stapleton Barnes	Director	September 7, 2018
Melissa Stapleton Barnes

/s/ George L. Steeves	Director	September 7, 2018
George L. Steeves

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, this registration statement on Form F-3 has been signed below by the undersigned, solely in the capacity as the duly authorized representative of Algonquin Power & Utilities Corp. in the United States, on this 7th day of September, 2018.

Authorized U.S. Representative
By:	/s/ Greg Sorensen
	Name:	Greg Sorensen
	Title:	President, Liberty Utilities Co.